January 16, 2007

<<Fin Rep Name >>

<<Street Address>>

<<City, State, Zip Code>>

Re: Unused Passive Losses

Dear <<Financial Representative >>:

Now that Wells Real Estate Fund V, L.P., has closed, we wanted to make you aware that we will be notifying your clients of the potential tax benefit that could help them as they prepare their 2006 tax returns. One of the reasons you selected this investment was to lower your clients' income tax burden by using the passive losses to offset passive income from other investments in their portfolios. As you may remember, the Class B units in the Fund were designed to receive passive losses during the Fund's operations. This information is important because, over the course of the Fund's life, Class B investors were allocated passive losses that roughly equaled their total investment, as well as the subsequent income or gain resulting from the sale of the real estate assets.

Many of your clients have taken full advantage of the tax benefits that these passive losses were designed to provide. However, it has come to our attention in recent weeks that some of your clients may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, any unused passive losses may be available to offset current ordinary income on their tax return. This is an important consideration, given that the passive losses have essentially equaled their total investment.

Enclosed is a copy of the letter that will be sent to your clients who own Class B units in the Fund

We have provided your clients with information on their passive losses (as well as the subsequent income or gain resulting from the sale of the real estate assets) on an annual basis on Schedule K-1. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in Wells Real Estate Fund V, L.P. Therefore, your clients will need to consult with their tax advisor to determine if they have any unused passive losses, as Wells does not provide any tax advice.

(Continued on reverse)

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your continued confidence in Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosure

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.